Exhibit 1K-9

PragerMetis REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of Directors and Stockholders of Atlis Motor Vehicles, Inc. Opinion on the Financial Statements We have audited the accompanying balance sheets of Atlis Motor Vehicles, Inc. (the Company) Prager Metis CPAs LH' 2381 ROSECRANS AVENUE SUITE 350 EL SEGUNDO, CA 90245 1 310.207.2220 F 310.207.0556 www.pragermetis.com G G • as of December 31, 2021 and 2020, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended December, 2021, in conformity with accounting principles generally accepted in the United States of America. Change in Accounting Principle As discussed in Note 1 to the financial statements, the Company elected to change its method of accounting for stock awards to its employees. Going Concern The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2021, the Company had recurring losses from operations and an accumulated deficit. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Basis for Opinion These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as An affiliate of Prager Metis International NORTH AMERICA EUROPE ASIA May 13, 2022 Page 2 of 2 evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. 11;ar getz4 CIA, up We have served as the Company's auditor since 2020. El Segundo, California May 13, 2022